Exhibit 99.1
MIDDLEFIELD BANC CORP. NEWS RELEASE
15985 East High Street
P. O. Box 35
Middlefield, Ohio 44062
Phone: 440/632-1666 FAX: 440/632-1700
www.middlefieldbank.com
Contact: James R. Heslop, II
Executive Vice President/Chief Operating Officer
(440) 632-1666
jheslop@middlefieldbank.com
Date: April 20, 2007
MIDDLEFIELD BANC CORP. COMPLETES ACQUISITION OF EMERALD BANK
     MIDDLEFIELD, Ohio. Middlefield Banc Corp. (Pink Sheets: MBCN), parent company of The Middlefield Banking Company, announced today that it completed the acquisition of Dublin, Ohio-based Emerald Bank on April 19, 2007, in a cash and stock transaction valued at approximately $7.3 million. Emerald Bank will operate as a separate banking subsidiary of Middlefield under the Emerald Bank name, employing a commercial bank charter.
     Thomas G. Caldwell, Middlefield’s President and Chief Executive Officer, commented, “We are pleased with the strategic acquisition of Emerald Bank. The Dublin, Ohio market is one of the most robust in the state, and nicely complements our existing northeastern Ohio franchise. We anticipate adding additional commercial bankers over the next year to effectively serve the needs of consumers and small businesses in Emerald Bank’s market.”
     Glenn E. Aidt, President and Chief Executive Officer of Emerald Bank, stated, “We are pleased that our stockholders voted in favor of this transaction. Emerald Bank will now be able to expand our capabilities and improve service to our customers. It is a pleasure to be partnering with a community focused organization like Middlefield Banc Corp.”
     Middlefield Banc Corp. is a financial holding company headquartered in Middlefield, Ohio. Its subsidiary, The Middlefield Banking Company, operates full service banking centers and a UVEST Financial Services® brokerage office serving Chardon, Garrettsville, Mantua, Middlefield, Newbury and Orwell, Ohio. A loan production office is located in Cortland, Ohio. Additional information is available at www.middlefieldbank.com.
FORWARD-LOOKING STATEMENT
     This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure. All forward-looking statements included in this news release are based on information available at the time of the release. Middlefield assumes no obligation to update any forward-looking statement.